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                                  NSAR ITEM 77O

                   VKAC Trust for Investment Grade Municipals
                               10f-3 Transactions


  Underwriting #      Underwriting          Purchased From         Amount of shares      % of Underwriting      Date of Purchase
                                                                      Purchased

         1            New York City          Smith Barney             2,000,000              0.190%               02/14/98
         2         Emp. St. Dev. Corp.       Paine Webber             3,000,000              1.520%               02/26/98
         3          Long Island Power        Bear Stearns             2,000,000              0.059%               05/13/98
         4           Chicago Midway           JP Morgan               4,000,000              0.990%               08/20/98

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